EXHIBIT 10.2

April 28, 1999

Gregory E. Barton, Esq.
Individual Investor Group, Inc.                         VIA UPS OVERNIGHT
125 Broad Street, 14th Floor
New York, NY  10004

Dear Mr. Barton:

We refer to the separate Stock Purchase Agreement dated as of November 30, 1998 between Individual Investor Group, Inc. and each of Great American Insurance Company and Great American Life Insurance Company (the " Agreements").

As we have discussed, the final documents inadvertently omitted a provision relating to a one-year holdback on conversion of the preferred stock purchased thereunder, which the parties believed would be included. To correct that drafting error, which was only recently discovered, we would like to amend the Agreements as of November 30, 1998, to provide that the Preferred Stock (as defined in the Agreements) held by Great American Insurance Company and Great American Life Insurance Company may not be converted into Individual Investor Group Inc. common stock until December 2, 1999 (one year following the date of issuance), notwithstanding anything to the contrary in the Agreements.

Please signify your acceptance to the terms hereof by executing the enclosed copy of this letter. Please feel free to call Karl J. Grafe with any questions concerning this matter.

Very truly yours,

GREAT AMERICAN INSURANCE COMAPANY


By: /s/ Ronald C. Hayes
        Ronald C. Hayes, Assistant Vice President

GREAT AMERICAN LIFE INSURANCE COMAPANY


By: /s/ Mark F. Muething
        Mark F. Muething, Senior Vice President

                                       Agreed to and Accepted:

                                       INDIVIDUAL INVESTOR GROUP, INC.




                                       By: /s/ Gregory E. Barton
                                               Gregory E. Barton, Vice President